Exhibit 99.1

Mid-Wisconsin Financial Services, Inc. Reports Net Income of $403,000 for 2008 First Quarter

April 22, 2008
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), the holding company of Mid-Wisconsin Bank headquartered in Medford, WI, reported net income for the first quarter of 2008 of $403,000 or $.25 per diluted share compared to a net income of $736,000 or $.45 per diluted share for the related quarter of 2007. The 2008 first quarter results were favorably impacted by an improvement in the net interest margin and by a tax benefit resulting from a favorable Tax Court ruling, which were partially offset by an increased loan loss provision. The loan loss provision was a result of increases in nonaccrual loans, a deterioration of credit quality of the loan portfolio, and higher delinquencies for the quarter.

Return on average assets (ROA) for the first quarter of 2008 was .34% compared to .65% in the related 2007 period. Return on equity (ROE) for 2008 was 4.61% during the same period comparison versus 8.71% for 2007.

Net interest income on a taxable-equivalent basis for the first quarter of 2008 was $4.2 million, an increase of 7% over the $3.9 million recorded in the first quarter of 2007. The net interest margin percentage was 3.75% in the first quarter of 2008, up from 3.63% in the related quarter of 2007, and 3.64% earned in the fourth quarter of 2007. Average loans were $356.4 million in the first quarter of 2008 up 2% from the related quarter of 2007, and down $2.0 million from the fourth quarter of 2007. A slowdown in the local market economies, continued pay downs of commercial loans, coupled with increased focus on loan quality and profitability all impacted loan volume. The 2008 first quarter net interest margin results were positively impacted by the reduction in rates paid on liabilities which exceeded the decrease in interest income on assets, additional loan fees and the reduction in tax preference expense associated with municipal securities.

The costs associated with hiring additional personnel and employee turnover during 2007 contributed to the salaries and employee benefits expense increase of $406,000 in a comparison of the three month periods in 2008 versus 2007. Expenses associated with the operation of other real estate, and the additional legal and professional costs associated with problem credits contributed to the increase of $502,000 in overall operating expenses between periods.

Net charge-offs during the first quarter of 2008 compared with the fourth quarter of 2007 were $238,000 and $131,000, respectively. Net charge-offs for the first quarter of 2007 were $4,629,000 of which $4.6 million related to the impaired borrower described in our 2006 and 2007 Annual Report of Form 10-K.

Nonaccrual loans were $7.4 million and $6.3 million at March 31, 2008 and at year-end 2007, respectively. The increase is primarily attributable to the commercial real estate and residential real estate categories, and is the result of the overall weakness in the local economy. Such weakness impacts the cash flow of borrowers as well as the continued deterioration in the underlying value of the assets supporting the loans. Nonaccrual loans related to 1-4 family residential real estate and home equity increased $850,000 during the first quarter of 2008 to $2.0 million. Other real estate totaled $2.3 million at March 31, 2008 and December 31, 2007. The largest asset in this category is the real estate associated with the former car dealership of the impaired borrower described earlier. The amounts remaining on the financial statements related to the impaired borrower and classified as nonperforming assets were $2.8 million at March 31, 2008 and December 31, 2007.

During the first quarter, a tax benefit of $247,000, related to a favorable Tax Court ruling which will result in refunds of previously paid federal taxes for the periods 1999-2006, was recorded.

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates fourteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties. In addition to traditional loan and deposit products, the Bank offers trust, brokerage and private client services through its Wealth Management Services Group.

This press release contains forward-looking statements or comments that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's view as of any subsequent date. Forward-looking estimates and statements involve significant risks and uncertainties and actual results may differ materially
from those presented, either expressed or implied, in this filing.   Additional
factors that that may cause actual results to differ materially from those expressed in the forward-looking statements include (i) other risks and assumptions described in Mid-Wisconsin's Annual Report on Form 10-K for the year ended December 31, 2007 under the headings "Forward-Looking Statements" and "Risk Factors" which factors are incorporated herein by reference, and (ii) such other factors as may be described in other Mid-Wisconsin filings with the Securities and Exchange Commission ("SEC"). We specifically disclaim any obligation to update factors or to publicly announce the result of revisions to any of the forward-looking statements or comments included herein to reflect future events or developments.

Mid-Wisconsin Financial Services, Inc.
Financial Information
(unaudited)
                                                         Three Months Ended
                                                        March           March
                                                         31,             31,          Percent
(in thousands)                                          2008            2007          Change
Interest and dividend income:
  Loans, including fees                                $6,711          $6,781            -1%
  Securities
     Taxable                                              775             679            14%
     Tax-exempt                                           172             234           -26%
  Other interest and dividend income                       80             105           -24%
Total interest and dividend income                      7,738           7,799            -1%
Interest expense:
  Deposits                                              2,841           3,235           -12%
  Short-term borrowings                                    61             185           -67%
  Long-term borrowings                                    607             427            42%
  Subordinated debentures                                 154             154             0%
Total interest expense                                  3,663           4,001            -8%
Net interest income                                     4,075           3,798             7%
Provision for loan losses                                 930             150           520%
Net interest income after provision for loan losses     3,145           3,648           -14%

Non-interest income:
  Service fees                                            354             314            13%
  Trust service fees                                      287             302            -5%
  Investment product commissions                           48              57           -16%
  Other operating income                                  341             274            24%
Total non-interest income                               1,030             947             9%
Non-interest expenses:
  Salaries and employee benefits                        2,447           2,041            20%
  Occupancy                                               521             480             9%
  Data processing and information systems                 185             196            -6%
  Operation of other real estate                           53               4            NM
  Legal and professional                                  183             150            22%
  Other operating expenses                                681             697            -2%
Total non-interest expenses                             4,070           3,568            14%

Income before taxes                                       105           1,027           -90%
Provision (benefit) for income taxes                     (298)            291          -202%
Net income                                               $403            $736           -45%

                                                     Three Months Ended
                                                   March             March
                                                    31,               31,
                                                   2008              2007
PER SHARE DATA

Basic earnings per share                           $0.25             $0.45
Diluted earnings per share                          0.25              0.45
Book value per share                               21.77             21.13
Dividends per share                                 0.22              0.22
Dividend payout ratio                               89.6%             49.0%
Average shares outstanding-basic (in 000's)        1,642             1,640
Average shares outstanding-diluted (in 000's)      1,642             1,642
Stock Price Information:
   High Bid                                       $24.00            $38.00
   Low Bid                                         18.05             32.15
  Bid price at quarter end                         23.50             34.25

KEY RATIOS

Return on average assets                            0.34%             0.65%
Return on average equity                            4.61%             8.71%
Equity to assets                                    7.44%             7.42%
Net interest margin (FTE)                           3.75%             3.63%
Efficiency ratio (FTE)                             78.26%            73.62%
Net charge-offs to average loans                    0.07%             1.33%
Allowance for loan loss to period-end loans         1.36%             1.07%

Mid-Wisconsin Financial Services, Inc.
Financial Information
(unaudited)
                                                     As of             As of
                                                     March           December
                                                      31,                31,          Percent
(in thousands)                                       2008               2007           Change
ASSETS
Cash and due from banks                             $9,213            $15,371           -40%
Interest-bearing deposits                               33                 33             0%
Federal funds sold                                   5,370              3,180            69%
Securities                                          83,023             82,551             1%
Loans held for sale                                    561              1,168           -52%
Loans                                              357,572            357,988             0%
Allowance for loan losses                           (4,866)            (4,174)           17%
Net loans                                          352,706            353,814             0%
Accrued interest receivable                          2,393              2,474            -3%
Premises and equipment, net                          9,325              9,578            -3%
Goodwill                                               295                295             0%
Other investments - at cost                          2,616              2,616             0%
Other assets                                         8,742              9,279            -6%
Total Assets                                      $474,277           $480,359            -1%

LIABILITIES & STOCKHOLDERS' EQUITY
Non-interest-bearing deposits                      $45,673            $47,131            -3%
Interest-bearing deposits                          316,288            322,348            -2%
  Total deposits                                   361,961            369,479            -2%
Short-term borrowings                               10,693             15,346           -30%
Long-term borrowings                                52,429             46,429            13%
Subordinated debentures                             10,310             10,310             0%
Accrued interest payable                             2,178              2,691           -19%
Accrued expenses and other liabilities                 961              1,533           -37%
Total liabilities                                  438,532            445,788            -2%

Total stockholders' equity                          35,745             34,571             3%
Total Liabilities & Stockholders' Equity          $474,277           $480,359            -1%

Nonaccrual loans                                    $7,384             $6,261            18%
Other real estate                                   $2,352             $2,352             0%
Net charge-offs (2007 amount is full year data)       $238             $5,150            NM

                                           Three Months Ended
                                           March       March
                                            31,         31,
                                           2008        2007
Margin Analysis
EARNING ASSETS
  Loans (FTE)                              7.59%       7.92%
  Investment securities:
    Taxable                                4.87%       4.71%
    Tax-exempt (FTE)                       6.20%       5.85%
    Other                                  3.12%       5.64%
  Total interest-earning assets            7.05%       7.35%

INTEREST-BEARING LIABILITIES
  Interest-bearing demand                  1.09%       2.25%
  Savings deposits                         2.38%       3.31%
  Time deposits                            4.69%       4.91%
Short-term borrowings                      2.00%       4.71%
Long-term borrowings                       4.75%       4.51%
Subordinated debentures                    5.98%       5.98%
Total interest-bearing liabilities         3.78%       4.27%

Net Interest rate spread (FTE)             3.27%       3.08%
Net interest rate margin (FTE)             3.75%       3.63%

Average Balance Sheet (in thousands)
Loans                                  $356,388    $348,026
Deposits                                359,542     358,109
Assets                                  472,601     461,435
Stockholders' equity                     35,140      34,256